Exhibit (a)(1)(B)

REPURCHASE NOTICE

TO:	Kaman Corporation
D.F. King & Co., Inc., as Depository Agent

The undersigned registered owner of Notes hereby acknowledges receipt of a notice from Kaman Corporation (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Repurchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with Section 15.2 of the Indenture dated May 12, 2017 (the “Base Indenture”), between the Company and U.S. Bank National Association, a national banking association, as amended by the First Supplemental Indenture dated July 15, 2019 (the “First Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”) (1) the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount or an integral multiple thereof) below designated, and (2) if such Fundamental Change Repurchase Date does not fall during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon, to, but excluding, such Fundamental Change Repurchase Date. The Notes shall be repurchased by the Company as of the Fundamental Change Repurchase Date, pursuant to the terms and conditions specified in the Indenture.

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number

Principal amount to be repaid (if less than all): $

NOTICE: The above signatures of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.